UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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United Therapeutics Corporation
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[The following information was first distributed by United Therapeutics Corporation to certain of its shareholders on June 15, 2020]

1040 Spring Street Silver Spring, Maryland 20910 Main: (301) 608-9292 Fax: (301) 608-9291

June 15, 2020

Re:         Request for Your Support at our 2020 Annual Meeting of Shareholders

Dear United Therapeutics Shareholder:

I am writing to ask for your support for the proposals to be voted on at the upcoming 2020 Annual Meeting of Shareholders of United Therapeutics, which will be held on June 26, 2020. In particular, we would like to respond to some criticisms raised by Institutional Shareholder Services (ISS) in connection with Proposal 1 ( the election of three director nominees), and by ISS and Glass Lewis in connection with Proposal 3 (the advisory resolution to approve executive compensation, or “Say-on-Pay”).

OUR BOARD RESPONDED TO OUR SHAREHOLDERS’ VIEWS ON OUR COMPENSATION PROGRAM

We believe our Board has been exceptionally responsive to the concerns of our shareholders over the years, and our governance and compensation programs have evolved steadily as a direct result of shareholder feedback. Our Board’s response to the negative 2019 Say-on-Pay outcome was no exception, which Glass Lewis recognized when acknowledging that the changes to our 2019 compensation program reflected sufficient responsiveness to the low 2019 Say-on-Pay vote. Specifically, we substantially redesigned our compensation program in 2019 in a way that, based on extensive shareholder outreach efforts both before and after the 2019 Annual Meeting, addressed the concerns that gave rise to a negative Say-on-Pay vote in 2019. These changes enabled us to substantially reduce annualized pay for our named executive officers, while incentivizing significant value creation upon executing against a very aggressive set of goals.1

We recognize that our 2019 Say-on-Pay vote was very low. However, by the time of our shareholder vote in June 2019, we had already approved extensive changes to our compensation program that resolved the primary criticisms of the prior program. These changes were dismissed by ISS as non-responsive merely because of the timing – the changes were made after the relevant 2018 compensation period but before the June 2019 vote on the 2018 compensation program. More specifically, at the time of our 2019 Annual Meeting we were already in the midst of our year-long shareholder outreach effort (during which we reached out to institutional investors holding more than 70% of our outstanding shares) and had a good sense of our shareholders’ concerns. Compensation cycles often take years to develop, deploy and realize, and our Compensation Committee has been continuously reviewing and considering feedback as our compensation programs evolve. In designing our 2019 compensation program, we worked hard to address preemptively what we knew (through outreach) would be shareholder concerns with respect to our 2018 compensation program. Given that our Annual Meeting is held six months into the fiscal year, the Compensation Committee did not want to wait to see the results of the 2018 Say-on-Pay vote before implementing changes that it knew would be responsive to shareholder concerns. As such, in March 2019 we implemented this new program, which included a four-year, front-loaded equity grant. This was prior to our 2019 Annual Meeting, but in anticipation of and in response to feedback received from shareholders. Since this new program was implemented after the end of the 2018 fiscal year, consistent with SEC rules, we did not describe the details of the 2019 compensation program in our proxy statement for the 2019 Annual Meeting. In addition, the reports issued by proxy advisory firms related to our 2019 Say-on-Pay vote did not take into account or include any information regarding the redesigned 2019 compensation program. We believe, therefore, that the significant changes made to our compensation program for 2019 are properly viewed as responsive to our year-long shareholder outreach and, specifically, the concerns raised by shareholders as reflected in the 2019 Say-on-Pay vote. Following the 2019 Annual Meeting, we had calls with our shareholders to confirm that our 2019 program addressed their concerns, and we discussed whether further changes were needed. These calls were very productive, and we came away with the distinct belief that we had sufficiently addressed, through the compensation program adopted in March 2019, the concerns that gave rise to our 2019 Say-on-Pay vote. We also held calls with the proxy advisory firms in December 2019 to review our outreach efforts, the changes we were making in 2019 and to gather any additional feedback, and neither proxy advisory firm questioned our level of responsiveness to shareholders during those conversations.

[1]	This and other forward-looking statements contained in this letter are subject to risks and uncertainties, as explained on the final page of this letter under “Forward-Looking Statements”.

As noted in our proxy statement, we also refreshed the composition of the Compensation Committee following the 2019 Annual Meeting. Judy Olian and Christopher Patusky stepped off the Committee, and Nilda Mesa joined the Committee. Furthermore, our Board is planning to review additional proposed changes to the composition of our committees following our 2020 Annual Meeting next week.

OUR BOARD HAS A HISTORY OF RESPONSIVENESS ON COMPENSATION AND GOVERNANCE MATTERS

Our Board continues to take an active role in responding to shareholder concerns and designing compensation and governance practices that align with our shareholders’ best interests. For example:

•	In 2019, we created a new performance-based equity program, which enabled us to significantly reduce compensation on an annualized basis, approximating the median of our peer group in the case of our CEO. Securities and Exchange Commission rules required us to disclose in our summary compensation table a large number for our CEO’s total compensation for 2019 because of the structure of the grant, which covers four years of equity compensation. However, we believe this grant is an innovative way to reduce the volume of compensation delivered to executives while retaining key talent and focusing executives on long-term growth, which is critical to driving our long-term success.[2] In addition, we made one-half of the award in the form of “premium-priced” stock options and set the premium at 15% above market on the date of grant. In setting the premium, our Compensation Committee reviewed historical trading activity for UTHR and other biotech stocks, and we were mindful of a rule of thumb maintained by ISS in its FAQs that a 10% premium is typically regarded as sufficient to deem a premium-priced option “performance-based”. During our meeting with ISS representatives in December 2019, they were unwilling to provide any further guidance on the adequacy of our 15% premium, although we specifically requested clarification in an effort to better understand the factors they would consider. Nonetheless, we discussed our 15% premium during our conversations with shareholders and felt confident that the 15% performance hurdle would be well-understood and credited as “performance-based.” In addition to establishing a high premium, we shortened the typical ten-year term of the award to eight years, which we believe helps us maintain a long-term view while motivating our leadership team to deliver razor sharp execution against the business plan in order to realize value from these awards. This program also helped us reduce projected, annualized dilution from future equity-based awards. This and other key changes were designed to be responsive to shareholder feedback received both before and after our last annual meeting.

[2]	We recognize that a “front-loaded” equity grant is unusual, and we recognize the importance of refraining from issuing additional equity during the four-year period following the grant. In our proxy statement, we explained several times that we do not intend to grant additional equity to our named executive officers during the period 2019-2022 (the four-year period covered by the 2019 grant).

•	In response to shareholder concerns, we set the goals under our short-term incentive program in excess of analyst consensus estimates (in the case of revenues) and targeted the top quintile of our peer group (in the case of cash profits). We set our 2019 revenue and cash profit goals somewhat below actual 2018 performance levels due to the introduction of generic competition for two of our largest products. While these goals represented a decrease compared to 2018 outcomes, we believed that this approach was correct, and we stand behind those decisions. Assuming that 2019 revenues and profits would be better than 2018 revenues and profits did not make sense for our business given the recent onset of generic competition and the likelihood that revenues would reflect the reality of generic competition for two of our largest products. When we conducted our shareholder outreach in both the spring and fall of 2019, we specifically asked our shareholders for their views on performance goal setting and explained the context for setting goals during a temporary revenue trough. Shareholders with whom we spoke seemed to understand the realities of generic competition in our industry and the need to continue to support a business plan designed to return to revenue growth. To address the concern about setting lower targets, however, we substantially decreased the impact of our revenue and cash profit goals by limiting their relevance to one-half of our short-term incentive program (which made up only 11% of our CEO’s compensation package for 2019, at target). By comparison, these goals also drove 50% of our CEO’s long-term incentive program in 2018.

•	We are moving forward with declassifying our Board in response to last year’s non-binding shareholder proposal, which our Board recommended that shareholders support, and which ultimately was approved by our shareholders. This change, coupled with our proxy access and majority voting standards, reflect a major evolution in our corporate governance program over the last few years. For example, our Board adopted proxy access in response to a shareholder request in 2015, which was earlier than most companies.

•	We have begun an environmental, social and governance (ESG) transparency effort that we expect will showcase UT’s significant successes in this area, including its construction of the first site net zero office building of it size, the implementation of a minimum wage for all employees of roughly $75,000 per year, and continued changes our governance program in response to shareholder input. Our ESG transparency effort began with initial disclosures in this year’s proxy statement, and we plan to enhance our website and issue a corporate sustainability report later this year with both GRI and SASB frameworks as our guide. This is being championed by our newest board member, Nilda Mesa, who is a leading expert in sustainability.

Our redesigned compensation plan has incentivized many of our accomplishments thus far in 2020. At its most basic level, our compensation programs specifically incentivize performance in five key areas that make up an inter-related framework we view as critical to driving our company’s long-term success: Stock Price Growth; Revenues; Profitability; Research & Development; and Manufacturing

Stock Price Growth is incentivized and rewarded through the use of stock options, while the remaining four drivers (revenues, profitability, R&D and manufacturing) are reflected in the company-wide milestones embedded in our short-term incentive program. Let me describe a few ways in which each of these key drivers have fed into our recent accomplishments.

STOCK PRICE GROWTH: Our equity compensation program is designed to provide realizable value only if our stock price grows.

I am very excited to see the stock price turning around this year, which we believe reflects a better understanding by analysts and investors of how our pipeline can grow our revenues and recognition of our ability to withstand generic competition for our largest product. Despite recent economic turmoil and stock market instability, UT’s stock price is up over 31% year-to-date, compared to only 6.2% growth in the Nasdaq biotech index, and a decline in the S&P 500 of nearly 6%3. As described in our proxy statement, the vast majority of our executive compensation is paid in the form of stock options, which provides an inherent incentive to grow the stock price. Indeed, we doubled down on this approach in 2019, with 50% of our executives’ stock options granted at a strike price that was 15% under water at the time of grant – meaning that the first 15% of return is delivered entirely to shareholders before our executives realize any benefit from these awards.

[3]	Year-to date as of the close of market on Friday, June 12, 2020.

REVENUES: Our revenue milestone focuses our management team on achieving difficult revenue goals each year, despite competitive challenges.

Our management team has also done a stellar job of maintaining and growing revenues for our existing products. As a result of one of another one of our successful R&D efforts, the FREEDOM-EV study, Orenitram® revenues grew by 18% year-over-year in Q1. Overall revenues held steady as well, despite Remodulin (our largest product) facing generic competition for a year. The milestones in our short-term incentive program have included revenue targets that encouraged these achievements.

PROFITABILITY: Our cash profit milestone has incentivized a conservative budgeting algorithm that has delivered balance sheet strength.

Top quintile profitability has led to significant cash reserves ($2.4 billion at the end of Q1, with debt of only $800 million). This is one reason that UT has been highlighted among an elite class of companies that are well positioned to endure the COVID-19 pandemic, and has been described as having a “fortress balance sheet”4. Because we are in a strong cash position, we will be able to continue to invest in our R&D efforts and other key activities to further support our long-term growth prospects. Profitability (in the form of our cash profits metric) is one of the key milestones embedded in our short-term incentive compensation program.

RESEARCH AND DEVELOPMENT: Our R&D milestone calls for insightful clinical and preclinical research, driving the creation of a robust pipeline that continually bears fruit.

As you may be aware, we announced two key achievements in February 2020:

•	First, FDA approval of the Remunity™ system for Remodulin®. This is a new subcutaneous pump that will provide a more convenient delivery method for our best-selling product. This is especially important because we want to make sure we continue to offer better, easier-to-use and more convenient therapeutic options for our patients than our competitors.

•	Second, the positive results of our INCREASE clinical trial. This trial studied another one of our existing products, Tyvaso®, in an entirely new patient population (pulmonary hypertension associated with interstitial lung disease). Assuming the FDA approves our recently-submitted supplemental new drug application to reflect these results in Tyvaso’s label, we have the potential to dramatically grow our Tyvaso revenues. Importantly, this would be the first therapy ever approved for this indication, with a U.S. addressable patient population of approximately 30,000 patients. By comparison, Tyvaso is currently only used by a couple thousand patients, so this is potentially a transformational development for patients who currently have an unmet medical need and for future Tyvaso revenue growth.

We believe that our short-term incentive program, which has long emphasized R&D progress as a company-wide milestone, helped encourage these two key accomplishments.

[4]	Jefferies Equity Research, U.S. Insights, Shelter from the Storm: Fortress Balance Sheets & the Cash Distressed, March 23, 2020, highlighting United Therapeutics among a list of six companies well positioned to endure the economic impacts of the COVID-19 pandemic.

MANUFACTURING: Our manufacturing milestone contributed to UT having two years of treprostinil product inventory and secure and stable supply chains in place before the COVID-19 pandemic, enabling us to maintain a continuous supply of our therapies.

We have continued to focus on maintaining top-tier manufacturing capabilities. We manufacture most of our products internally in order to maintain control over this critical process. In addition, our performance objective is to maintain at least two years’ worth of inventory of our treprostinil-based products. This two-year inventory has been heralded by pulmonary arterial hypertension (PAH) patients, prescribers and the investment community as a key risk mitigator in light of COVID-19, and something that not many companies do. Continuous supply is especially important in PAH given the severity of the disease and the fact that these patients are at high-risk for contracting COVID-19. Our short-term incentive program expressly rewards efforts to maintain and improve our manufacturing capabilities and our two-year inventory.

*   *   *

In closing, I want to reiterate the appreciation we have for our shareholders, especially those who have taken the opportunity to engage with us on compensation and governance matters. In the days prior to our Annual Meeting and thereafter, we remain open to further dialogue. We believe our company is extremely well-positioned to deliver strong results, and that we benefit from an excellent Board of Directors that is well-positioned to guide our management team forward against our ambitious goals. Accordingly, we strongly encourage you to vote FOR all proposals contained in our proxy statement, including our Say-on-Pay proposal and the election of directors.

If you have any questions or would like to discuss any of these issues further, please contact Holly Hobson, Associate Vice President – Human Resources, at (919) 425-8180 or hhobson@unither.com.

We appreciate your continued support.

Sincerely,

Christopher Causey

Compensation Committee Chairman

Forward-looking Statements

Statements included in this letter that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to our business plans, anticipated operating results, research and development plans, and compensation programs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language, and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of June 15, 2020 and assume no obligation to update or revise the information contained in this letter whether as a result of new information, future events, or any other reason.